Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT (“Agreement”) dated as of July 10, 2006, is by and among AMB PROPERTY II, L.P., a Delaware limited partnership (“AMB”), HEADLANDS REALTY CORPORATION, a Maryland corporation (“Headlands”) (AMB and Headlands are hereinafter collectively referred to as, “Sellers”), and FORWARD AIR, INC., a Tennessee corporation (“Buyer”).

ARTICLE I
PURCHASE AND SALE OF PROPERTY

Section 1.1    AMB Sale. AMB hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from AMB, subject to the terms and conditions set forth herein, the following:

(a)    that certain real property located in the City of Des Plaines, County of Cook, State of Illinois, and being more particularly described in Exhibit A-1 attached hereto (the “AMB Real Property”);

(b)    all of AMB’s right title and interest in and to all rights, privileges and easements appurtenant to the AMB Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the AMB Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the AMB Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the AMB Real Property and all of AMB’s right, title and interest in and to all roads and alleys adjoining or servicing the AMB Real Property (collectively, the “AMB Appurtenances”);

(c)    all of AMB’s right, title and interest in and to all Improvements (as defined below) to be constructed on the Real Property (as herein defined) pursuant to Section 2.2 below; and

(d)    any intangible personal property now or hereafter owned by AMB and used in the ownership, use or operation of the AMB Real Property, including, without limitation, AMB’s rights and interests in any utility contracts (excluding any utility deposits made by AMB) or other agreements or rights relating to the ownership, use and operation of the AMB Real Property (except that, (i) to the extent that any such contracts or other agreements are part of portfolio agreements, they shall not be assignable, and (ii) AMB hereby retains all rights to any and all copyrights, trademarks, logos, graphics and other rights with respect to the name “AMB”, including the name “AMB”), and any construction warranties relating to the Improvements (collectively, the “AMB Intangible Property”).

Section 1.2    Headlands Sale. Headlands hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Headlands, subject to the terms and conditions set forth herein, the following:

(a)    that certain real property located in the City of Des Plaines, County of Cook, State of Illinois, and being more particularly described in Exhibit A-2 attached hereto (the “Headlands Real Property” and together with the AMB Real Property, the “Real Property”);

(b)    all of Headlands’ right title and interest in and to all rights, privileges and easements appurtenant to the Headlands Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Headlands Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Headlands Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Headlands Real Property and all of Headlands’ right, title and interest in and to all roads and alleys adjoining or servicing the Headlands Real Property (collectively, the “Headlands Appurtenances” and together with the AMB Appurtenances, the “Appurtenances”);

(c)    all of Headlands’ right, title and interest in and to the Improvements and fixtures to be constructed on the Real Property pursuant to Section 2.2 below, including, without limitation, an approximately 125,540 square foot cross dock shipping and distribution center building containing approximately 10,800 square feet of two (2) story office space (the “Building”), and all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, snow removal equipment, or other services on the Real Property, if any, which have been installed or constructed on the Real Property by AMB pursuant to Section 2.2 below;

(d)    the personal property owned by Headlands, if any, located on the Real Property and used exclusively in the operation or maintenance of the Improvements, as described on Schedule 1 attached hereto (the “Headlands Personal Property”); and

(e)    any intangible personal property now or hereafter owned by Headlands and used in the ownership, use or operation of the Improvements, the Headlands Real Property and Headlands Personal Property, including, without limitation, Headlands’ rights and interests in any utility contracts (excluding any utility deposits made by Headlands) or other agreements or rights relating to the ownership, use and operation of the Improvements or the Headlands Real Property (except that, Headlands hereby retains all rights to any and all copyrights, trademarks, logos, graphics and other rights with respect to the name “AMB”, including the name “AMB”), and, on a non-exclusive basis, any construction warranties relating to the Improvements (collectively, the “Headlands Intangible Property” and together with the AMB Intangible Property, the “Intangible Property”).

All of the items referred to in Sections 1.1 and 1.2 above are collectively referred to as the “Property.”

Section 1.3    Purchase Price.

(a)    The purchase price of the Property is Twenty-Two Million One Hundred Five Thousand Thirty-Six Dollars ($22,105,036) (the “Purchase Price”). The allocation of the Purchase Price between AMB and Headlands shall be determined by Sellers in their sole and absolute discretion.

(b)    The Purchase Price shall be paid as follows:

(i)    Within three (3) days after full execution of this Agreement, Buyer shall deposit in escrow with Chicago Title Company at 388 Market Street, San Francisco, CA 94111, Attn.: Michelle Viguie (the “Title Company”) an all cash payment, or wire transfer, in the amount of Three Million Three Hundred Fifteen Thousand Seven Hundred Fifty-Five Dollars ($3,315,755)(the “Deposit”). Except as otherwise provided in this Agreement, the Deposit shall not be refundable to Buyer. The Deposit shall be held in an interest bearing account and all interest thereon shall be deemed a part of the Deposit. At the Closing, as defined in Section 1.2(b)(iii) below, the Deposit shall be paid to Sellers and credited against the Purchase Price.

(ii)   IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO THE FAILURE OF ANY CONDITION PRECEDENT AND THE BUYER IS NOT THEN IN DEFAULT, THEN THE TITLE COMPANY SHALL RETURN THE DEPOSIT TO BUYER. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY DUE TO EITHER OF THE SELLERS’ DEFAULT HEREUNDER, THEN, AS BUYER’S SOLE AND EXCLUSIVE REMEDIES, BUYER MAY EITHER: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER (EXCEPT AS PROVIDED IN SECTIONS 7.1, 9.3 AND 9.12 BELOW), OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT; PROVIDED, HOWEVER, IF THE ACTIONS OF SELLERS HAVE RENDERED SPECIFIC PERFORMANCE IMPOSSIBLE TO ACHIEVE, BUYER MAY SEEK TO RECOVER ITS ACTUAL DAMAGES DUE TO SELLERS’ DEFAULT HEREUNDER. THE PARTIES HAVE AGREED THAT SELLERS’ ACTUAL DAMAGES IN THE EVENT OF A FAILURE TO CONSUMMATE THE SALE DUE TO BUYER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLERS WOULD INCUR IN THE EVENT OF BUYER’S DEFAULT. IN THE EVENT BUYER FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE PURCHASE OF THE PROPERTY, THE DEPOSIT MADE BY BUYER SHALL BE FORFEITED TO SELLERS AS THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLERS FOR SUCH FAILURE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 1.3(b)(ii) IS NOT INTENDED TO LIMIT SELLERS’ OR BUYER'S RIGHTS UNDER SECTIONS 7.1, 9.3 AND 9.12 OF THIS AGREEMENT.

INITIALS:  SELLERS  JEM  BUYER  MJJ

(iii)      The balance of the Purchase Price (plus the construction costs of the Improvements attributable to any Change Orders (as defined below) requested by Buyer pursuant to Section 2.2 below that has not already been paid to Sellers under the terms of this Agreement) shall be paid to Sellers in immediately available funds via wire transfer at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

ARTICLE II
TITLE REVIEW; CONDITIONS

Section 2.1    Limited Title Review.

(a)    Buyer hereby acknowledges its receipt of the Title Commitment attached hereto as Schedule 5 (the “Title Commitment”), including, without limitation, the title exceptions set forth in the Title Commitment, and a copy of a current survey of the Property (the “Survey”). Buyer shall have until 5:00 p.m. central time on July 12, 2006 to approve by written notice to Seller of the matters set forth on the Title Commitment and the Survey. If Buyer fails to deliver to Seller such written approval notice by such date and time, then Buyer shall be deemed to have elected to terminate this Agreement and the Deposit shall be returned to Buyer and neither party shall have any further liability to the other except for indemnities that expressly survive a termination of this Agreement. At any time during the course of construction of the Improvements (hereinafter defined) Buyer may request that the Title Company update the Title Commitment and Buyer may obtain updates of the Survey, in order to verify that there have been no new title exceptions affecting the Property other than those approved by Buyer in the Title Commitment and Survey which it was initially provided or as otherwise permitted under this Agreement.

(b)    Subject to the provisions of Section 2.1(c) below, Buyer may, at or prior to Closing, notify Sellers in writing of any objections to title first raised by the Title Company or first disclosed in any updates to the Title Commitment or the Survey obtained by the Buyer between (a) the Effective Date, and (b) the Closing, and which: (1) are not the result of Buyer’s acts, (2) do not constitute exceptions which are disclosed in the Title Commitment or the Survey or any prior updates and (3) have a material adverse effect on the use or operation of the Property as a distribution facility. Buyer shall advise Sellers of its additional title objections by written notice within three (3) business days of learning of any such additional title matters. Sellers shall have until the earlier of (x) two (2) business days after receipt of Buyer’s objections, or (y) the Closing Date, to give Buyer notice that (i) Sellers will remove such objectionable exceptions; or (ii) Sellers elect not to cause such exceptions to be removed. If Sellers give Buyer notice under clause (ii), Buyer may elect within two (2) business days after receipt of Sellers’ notice to (i) waive its objections to title exceptions that Sellers have not agreed to remove and proceed with the purchase without offset or credit against the Purchase Price, or (ii) terminate this Agreement. If Sellers fail to give Buyer notice within (x) two (2) business days after receipt of Buyer’s objections, or (y) the Closing Date, whichever is earlier, then Sellers shall be deemed to have elected to give Buyer notice under clause (ii). If Sellers give Buyer notice under clause (ii), and Buyer fails to give Sellers notice of its election within two (2) business days after receipt of Sellers’ notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer and if the matter objected to by Buyer was the result of Seller’s voluntary act occurring after the Effective Date and was not otherwise permitted under this Agreement, Sellers shall pay to Buyer its actual out-of-pocket expenses incurred in connection with this transaction in an amount up to One Hundred Thousand Dollars ($100,000) in the aggregate, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.12 below. If Sellers shall give notice pursuant to clause (i) and shall fail to remove any such objectionable exceptions, then Buyer may elect to terminate this Agreement, the Deposit shall be returned to Buyer, Sellers shall pay to Buyer for its actual out-of-pocket expenses incurred in connection with this transaction in an amount up to One Hundred Thousand Dollars ($100,000) in the aggregate, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.12 below. If Sellers elect to attempt to cure any such additional title objections, the date for Closing shall be automatically extended until Sellers complete the cure, but in no event shall the extension exceed thirty (30) days after the date for Closing set forth in Section 8.2 hereof unless a further extension is approved in writing by Buyer.

(c)    Notwithstanding the foregoing, Buyer acknowledges that prior to and after the Effective Date, with the prior written consent and approval of Buyer to any items which Sellers determine may have a material adverse effect on Buyer’s use or operation of the Property as a distribution facility, Sellers may impose certain easements, assessments, conditions, covenants and restrictions, and other encumbrances on the Property with respect to the construction of the Improvements, the development of adjoining parcels, the retention of certain rights and the imposition of certain obligations with respect to common areas between the Property and adjoining parcels (collectively, the “Development Encumbrances”); provided, however, Buyer hereby consents and approves of the Development Encumbrances listed on Schedule 6 (“Pre-Approved Development Encumbrances”) and no further consent or approval of Buyer shall be required in connection with such Pre-Approved Development Encumbrances. Sellers shall provide Buyer with a copy of any Development Encumbrances at least three (3) business days prior to recording the same and, if such Development Encumbrances will have a material adverse effect, as reasonably determined by Buyer, then Buyer shall have the right to approve such Development Encumbrances prior to recordation. If Buyer’s approval is required, Buyer shall not unreasonably withhold, condition or delay its approval, and where Buyer does not provide notice of its approval or objection to a proposed Development Encumbrance within three (3) business days following notice of such proposed Development Encumbrance, it shall be deemed to have approved such Development Encumbrance. In addition, and notwithstanding the foregoing, the parties acknowledge that Sellers shall pay all costs and expenses necessary to release any monetary lien secured by the Property prior to the Closing, and no such liens or claims shall be Conditions of Title (hereinafter defined) and Sellers shall be entitled to use the Purchase Price proceeds to satisfy any such liens (provided that Sellers shall be entitled to bond around any such liens if permitted under applicable law). All sums necessary to effectuate the release of any such monetary liens or claims may be paid by Buyer and offset against the Purchase Price. Notwithstanding the foregoing, as long as the Development Encumbrances do not have a material adverse effect on Buyer’s use or operation of the Property as a distribution facility, Buyer shall not object to any Development Encumbrances (and shall not have any right to do so), and Sellers shall have no obligation to cure any such Development Encumbrances. As used herein, “material adverse effect” shall be defined as any item which would unreasonably restrict normal and customary operations of a third-party prudent operator of the Property who would be in the same business as that of the Buyer.

Section 2.2    Improvements Work.

(a)    Headlands has caused to be prepared, at Headlands’ sole cost and expense, and Buyer has approved (i) that certain Base Building Specifications dated June 16, 2006 (“Base Building Specifications”) and attached hereto as Exhibit B-1, (ii) that certain Tenant Improvement Specifications dated June 16, 2006 ("Tenant Improvement Specifications") and attached hereto as Exhibit B-2, (the Base Building Specifications together with the Tenant Improvement Specifications, collectively, the “Specifications”) and (iii) the preliminary floor plan attached hereto as Exhibit B-3 (the “Floor Plan”) (items (ii) and (iii) as they pertain to the tenant improvements to be constructed in the interior of the Building, being herein collectively referred to as the “Preliminary Tenant Improvement Plans”). The improvements to be constructed by Headlands pursuant to the Submitted Building Shell Plans (as defined in subparagraph (b) below) (herein, the “Building Shell”) and pursuant to the Preliminary Tenant Improvement Plans (herein, the “Tenant Improvements”), are herein collectively referred to as the "Improvements."

(b)    Sellers have prepared, and Buyer has approved, plans and specifications which have been submitted to the City of Des Plaines (“City”) in connection with the issuance of the building permit for the construction of the Building Shell, which such submitted plans and specifications are as shown in Exhibit B-4 (the “Submitted Building Shell Plans”). If the City requires any material or substantial modifications to the Submitted Building Shell Plans, Sellers shall provide written notice of such modifications to Buyer for its review, and with respect to any material modifications, for its consent and approval, which consent and approval shall not be unreasonably withheld or delayed. If Buyer does not approve any material modifications to the Submitted Building Shell Plans required by the City, Buyer may elect to terminate this Agreement, in which event the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Section 7.1, 9.3 and 9.12 below; provided, however, to the extent such modifications (i) are required as a result of Buyer Delays (as defined in Section 2.2(i) below) or (ii) are consistent with the Specifications, Buyer shall have no right to approve of such modifications or to terminate this Agreement. If Buyer fails to approve or disapprove any such material modifications within three (3) business days after its receipt thereof, then Buyer shall be deemed to have approved such material modifications. Upon review and approval of the Submitted Building Shell Plans, together with any amendments, by the City (as modified to incorporate any modifications to the Submitted Building Shell Plans which are required by the City), the Submitted Building Shell Plans shall be deemed the “Final Building Shell Plans.” For avoidance of doubt, the Building shall be built in accordance with the Final Building Shell Plans and the Base Building Specifications (and, in the event of a conflict between the Final Building Shell Plans and the Base Building Specifications, the Base Building Specifications shall control).

(c)    Any changes to the Final Building Shell Plans requested by Buyer (herein referred to as a "Change Order") shall be submitted only by Larry Teel, Mike Bauer, Chris Ruble or Matt Jewell to Headlands in writing and shall be at Buyer's sole cost and expense and subject to Headland's written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Any Change Order that increases the office square footage, increases the amount of Building equipment, or increases the scope of construction as specifically detailed in the Final Building Shell Plans, shall result in specific costs which shall be paid by Buyer to Headlands at Closing or the earlier termination of this Agreement (other than as a result of Seller’s default). Buyer may by Change Order replace the materials called for in the Final Building Shell Plans with comparable materials, or with materials of a higher grade, but Buyer shall have no right to change the materials to materials which, in Headlands' reasonable opinion, are of an inferior grade or quality to those called for in the Final Building Shell Plans. Notwithstanding anything to the contrary contained herein, at Sellers request, Buyer shall deposit ten percent (10%) of the cost of each Change Order up to the first Four Hundred Thousand Dollars ($400,000) of all such Change Orders and fifty percent (50%) of the cost of all Change Orders after the first Four Hundred Thousand Dollars ($400,000) of all such Change Orders, in escrow with the Title Company (the “Change Order Deposit”) within fifteen (15) days after Headlands’ request therefor and as a condition to implementation of the applicable Change Order(s). Any such Change Order Deposit made as required hereunder shall be subject to escrow instructions reasonably satisfactory to Sellers, Buyer and the Title Company, and shall provide that such Change Order Deposit shall be paid to Headlands at Closing (and shall not be credited against the Purchase Price), or returned to Buyer if Buyer is entitled to a return of the Deposit hereunder.

(d)    Within twenty-one (21) days after the Effective Date, Sellers shall prepare or cause to be prepared plans and specifications sufficient to cause a building permit to be issued for the construction of the Tenant Improvements along with a construction budget for such work, which plans and specifications shall be consistent and compatible with the Preliminary Tenant Improvement Plans (the “Submitted Tenant Improvement Plans”). Buyer shall have ten (10) business days after Headlands has delivered (or caused the delivery of) such Submitted Tenant Improvement Plans to Buyer to approve the Submitted Tenant Improvement Plans. If Buyer fails to approve or request changes to the Submitted Tenant Improvement Plans within ten (10) business days after its receipt thereof, then Buyer shall be deemed to have approved the Submitted Tenant Improvement Plans and the same shall thereupon be the “Final Tenant Improvement Plans.” If Buyer timely requests any changes ("Buyer Requested Change") to the Submitted Tenant Improvement Plans, Headlands shall make those changes which are reasonably requested by Buyer and shall within ten (10) business days of its receipt of such request submit the revised portion of the Submitted Tenant Improvement Plans to Buyer. Buyer may not thereafter disapprove the revised portions of the Submitted Tenant Improvement Plans unless Headlands has unreasonably failed to incorporate reasonable comments of Buyer and, subject to the foregoing, the Submitted Tenant Improvement Plans, as modified by said acceptable revisions, shall be deemed to be Final Tenant Improvement Plans upon the submission of said acceptable revisions to Buyer. This process shall be repeated until such time as all Buyer Requested Changes have been appropriately incorporated into the Submitted Tenant Improvement Plans. Buyer shall at all times in its review of the Submitted Tenant Improvement Plans, and of any revisions thereto, act reasonably and in good faith. The Final Tenant Improvement Plans and the Final Building Shell Plans, are collectively referred to herein as the “Final Plans.”

(e)    Headlands shall cause the Building Shell to be constructed at Sellers’ sole cost and expense (except as otherwise provided in this Agreement), in a good and workmanlike manner, in substantial and material compliance with the Final Building Shell Plans, and in compliance with all applicable building codes and regulations of the City. Sellers shall complete the Building Shell in a timely manner in substantial accordance with the construction schedule for the Building Shell attached hereto as Exhibit B-5 (“Construction Schedule”), subject only to Buyer Delays (hereinafter defined) and Unavoidable Delays (hereinafter defined) and in all events, on or before January 31, 2007 (the “Outside Completion Date”). For each day elapsing between the Outside Completion Date (as such date may be extended pursuant to the provisions of Section 6.2) and the Substantial Completion of the Improvements, the Buyer shall receive a credit against the Purchase Price in an amount of Four Thousand Dollars ($4,000) per day, with the understanding, however, that there shall be no such credit to the Purchase Price for delays in Substantial Completion due to Buyer Delays or Unavoidable Delays. Any credit against the Purchase Price received by Buyer pursuant to the foregoing sentence shall in no event exceed Two Hundred Fifty Thousand Dollars ($250,000). At such time as Buyer’s credit pursuant to this Section 2.2(e) would exceed $250,000 (but for the foregoing limitation), then Buyer may elect to terminate this Agreement upon written notice to Seller in which event this Agreement shall terminate and the Deposit shall be returned to Buyer (and neither party shall have any further liability to the other) unless Seller agrees within ten (10) days after receipt of such termination notice to allow the $4,000 per day credit to continue above $250,000 until Substantial Completion is actually achieved. Buyer shall have no obligation for construction costs attributable to the Building Shell except for any Change Orders. Headlands shall cause the Tenant Improvements to be constructed in a good and workmanlike manner, in substantial accordance with the Final Tenant Improvement Plans, and in accordance with all applicable building codes and requirements of the City. Headlands shall pay the first Six Hundred Thousand Dollars ($600,000) of the construction costs attributable to the Tenant Improvements (collectively, the “Tenant Improvements Construction Costs”) and Buyer shall be responsible for the balance of the Tenant Improvements Construction Cost; provided, however, prior to commencement of the Tenant Improvements, Headlands shall provide to Buyer a cost estimate providing the maximum cost of the Tenant Improvements (the “Maximum Tenant Improvement Cost Estimate”) for its prior written approval. Headlands shall be responsible for any costs of the Tenant Improvements in excess of the Maximum Tenant Improvement Cost Estimate, unless such increase(s) are due to (i) Change Orders required by the Buyer or documented due to Buyer Delay or (ii) Unavoidable Delays (as defined herein). The Improvements shall be designed by Harris Architects and constructed by a general contractor selected by Headlands, subject to the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. If Buyer fails to approve the general contractor selected by Headlands within three (3) business days after its receipt of notice of the general contractor selected by Headlands, then Buyer shall be deemed to have approved such general contractor. If required by Buyer, Headlands shall submit the Improvements, or applicable portions thereof, for competitive bidding. Headlands shall cause the Improvements to be constructed substantially in accordance with the Final Plans and in accordance with the terms and conditions of this Agreement. Headlands shall make no changes to the Final Plans without Buyer's prior written consent, with the exception of immaterial details which will not affect Buyer's use and occupancy of the Building and the other Improvements. In the event Headlands should make any modifications to the Final Plans without Buyer’s prior written consent in accordance with the preceding sentence, Headlands shall promptly advise Buyer of the changes which were made. Headlands shall have the Final Plans sealed by the Architect, obtain all required building permits, certificates and licenses necessary to occupy the Building (other than business licenses attributable to Buyer’s business to be operated in the Building) and thereafter, in accordance with all applicable law and insurance requirements, cause the construction of the Improvements to be carried out in a diligent and good workmanlike manner, subject to any Buyer Delays. Sellers shall pay and discharge all liens applicable to the construction of the Improvements, at their sole cost and expense, and payment of all such liens or lien claims shall be a condition to Buyer’s obligation to purchase the Property, and Buyer hereby acknowledges that Seller may use the Purchase Price proceeds to satisfy such liens and claims (provided that Sellers shall be entitled to bond around any such liens if permitted under applicable law). As used herein, “Unavoidable Delays” shall mean an act of God, fire, earthquake, flood, explosion, war, insurrection, riot, mob violence, sabotage, inability to procure labor, equipment, facilities, materials or supplies, strikes, walk-outs, action of labor unions, condemnation, laws, litigation involving a party, inability to obtain governmental permits or approvals, unusually inclement weather, and other matters not within the control of the party in question.

(f)    “Substantial Completion” of the Improvements shall occur upon (i) the completion of the Improvements in substantial compliance with the Final Plans (as determined by the architect of record), subject only to Punch List Items (as defined below), and (ii) the issuance by the appropriate governmental authority of a temporary certificate of occupancy (or its equivalent) for the Improvements (provided, that if at Closing any work remains to be performed in order for a permanent certificate of occupancy to be issued, then with respect to any such work that is the responsibility of Seller under this Agreement (and not with respect to any work that is the responsibility of Buyer), an amount equal to 150% of the cost of such work (as reasonably estimated by the contractor(s) performing such work) shall be held back in escrow by the Title Company from the sale proceeds pursuant to mutually acceptable reasonable escrow instructions which shall provide that such funds shall be released to Seller upon completion of such work).

(g)    No later than the date which is thirty (30) days prior to the estimated date of Substantial Completion, Headlands shall give Buyer written notice that Headlands estimates Substantial Completion will occur thirty (30) days thereafter. At any time after receipt of such notice, but subject to the provisions of Section 9.3 hereof, Buyer may commence construction and installation of Buyer's equipment and fixtures within the Building. Headlands and Buyer shall cause their respective workmen to work in cooperation with each other.

(h)    On or prior to the date of Substantial Completion, a representative of Headlands and a representative of Buyer together shall inspect the Improvements and, within fifteen (15) days thereafter, generate a punchlist of defective or uncompleted items relating to the completion of construction of the Improvements (the "Punch List Items"), which Punch List Items shall indicate the estimation by the parties of the cost of each item. At the Closing, Sellers shall escrow with the Title Company an amount equal to one hundred twenty-five percent (125%) of the estimated cost to complete the Punch List Items (the “Punch List Escrow”), subject to escrow instructions reasonably satisfactory to the Sellers, the Buyer and the Title Company, which shall provide that Headlands shall, within a reasonable time, but not later than sixty (60) days after the Closing Date, complete such incomplete work and remedy such defective work as are set forth on the Punch List Items, and if Headlands fails to timely complete the Punch List Items, the parties shall agree upon the reasonable cost to complete any remaining Punch List Items, and such amount shall be delivered out of the Punch List Escrow to the Buyer, with the balance of the Punch List Escrow to be delivered to the Sellers, and Sellers shall have no further obligations with respect to the Punch List Items.

(i)    For the purposes of this Agreement, “Buyer Delays” shall mean any actual delay in the date of Substantial Completion of the Improvements due to Buyer’s required action or inaction, including, without limitation: (A) any written Change Order which was requested by Buyer and causes a delay in the Substantial Completion of the Improvements, (B) any grant of Buyer’s request to delay construction for consideration of potential or actual alterations to the construction of the Improvements, (C) Buyer’s failure to supply in a timely fashion information requested by Headlands necessary for the timely construction of the Improvements, and (D) any request for non-standard building components (contrary to the Final Plans), which results in an actual delay in the Substantial Completion of the Improvements. For each day of documented Buyer Delay, the Purchase Price shall be increased by an amount equal to Four Thousand Dollars ($4,000.00) per day, with the understanding, however, that there shall be no adjustment to the Purchase Price if there are delays in Substantial Completion for causes other than Buyer Delays, including, without limitation, delays due to inclement weather, unavailability of services or materials (except where due to Buyer Delays), or delays due to failure to receive timely approvals from any applicable governmental authorities (except where due to Buyer Delays).

ARTICLE III
BUYER’S EXAMINATION

Section 3.1    Buyer’s Independent Investigation.

(a)    Buyer acknowledges and agrees that it has been given a full opportunity to inspect and investigate each and every aspect of the Property (as it exists as of the Effective Date), either independently or through agents of Buyer’s choosing, including, without limitation:

(i)             all the items described on Schedule 2 hereto (the “Due Diligence Documentation”). Buyer hereby acknowledges receipt of the Due Diligence Documentation.

(ii)    all matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes,

(iii)   the physical condition of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of hazardous or toxic materials, substances or wastes (collectively, “Hazardous Materials”), which shall be performed or arranged by Buyer at Buyer’s sole expense,

(iv)   any easements and/or access rights affecting the Property,

(v)    the service contracts and other contracts or agreements of significance to the Property (hereinafter collectively referred to as “Contracts”), and

(vi)   all other matters of material significance affecting the Property.

(b)    BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.2 ABOVE AND IN SECTION 5.1 BELOW, SELLERS ARE SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLERS, THEIR AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition of the Property, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the condition of title to the Property, (ix) the Contracts (x) the economics of the operation of the Property and (xi) the type, quality or nature of any use or business conducted on any neighboring property.

Section 3.2    Release.

(a)    Without limiting the above, except with respect to a breach by Sellers of any of the representations and warranties contained in Section 5.1 hereof or Sellers’ fraud, or a breach by Sellers of their duties and obligations in Section 2.2. hereof, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Sellers, Sellers’ affiliates, Sellers’ investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), and the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.).

(b)    The provisions of this Section 3.2 shall survive the Closing.

ARTICLE IV
TITLE

Section 4.1    Conditions of Title.

(a)    At the Closing, AMB shall convey title to the AMB Real Property to Buyer by good and sufficient special warranty deed in the form of Exhibit C attached hereto (the “AMB Deed”): At the Closing, Headlands shall convey title to the Headlands Real Property and the Improvements to Buyer by good and sufficient special warranty deed in the form of Exhibit C attached hereto (the “Headlands Deed”).

(b)    At the Closing, Sellers shall transfer title to the Personal Property by a bill of sale in the form attached hereto as Exhibit D (the “Bill of Sale”).

(c)    At the Closing, Sellers shall transfer title to the Intangible Property by an assignment and assumption of Contracts, Warranties and Guaranties and other intangible property in the form attached hereto as Exhibit E, which shall provide that Headlands’ construction warranties are assigned to Buyer on a non-exclusive basis in order that Headlands may reserve the right to pursue any claims which it may have against the contractor pursuant to the construction warranties (the “Assignment and Assumption of Contracts”).

Section 4.2    Evidence of Title. Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its standard American Land Title Association Form B Owner’s Policy of Title Insurance (the “Title Policy”) in the amount of the Purchase Price showing title to the Real Property and the Appurtenances vested in Buyer, subject to no exceptions other than the following:

(i)    Non-delinquent liens for local real estate taxes and assessments;

(ii)    Any permitted Development Encumbrances pursuant to 2.1(c) above; and

(iii)    Any exceptions disclosed by the Title Commitment or which have been approved or waived pursuant to Section 2.1(b) above, and any exceptions to title which would be disclosed by an inspection and/or survey of the Property.

All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.”

Section 4.3    As-Built Survey. Within at least three (3) business days prior to the Closing, Sellers, at their sole cost and expense, shall provide to Buyer a current “as built” survey of the Property (the “As-Built Survey”) which may be an update of the Survey provided in accordance with Section 2.1(a) hereof. The As-Built Survey shall meet all requirements of an ALTA/ACSM Land Title Survey which are necessary to obtain an extended coverage title insurance policy, and shall demonstrate that the Improvements do not encroach upon or violate (unless the Title Company insures against the forced removal of any such encroachments) with respect to: (i) any title exceptions, other than those approved by Buyer in the Title Commitment and Survey which it was initially provided pursuant to Section 2.1(a) hereof (provided that Buyer shall not be deemed to have approved any violation that was not actually depicted on such initial Survey and which is depicted on the As-Built Survey, such as a set-back violation where the set-back lines were depicted on the initial Survey but a violation of the set-back lines was only shown on the As-Built Survey) or as otherwise permitted under this Agreement, or (ii) the terms and conditions of any of the Development Encumbrances, other than those approved by Buyer pursuant to Section 2.1(c) hereof. The As-Built Survey shall also be provided by Sellers to the Title Company, and if the legal description of the Property as shown on the As-Built Survey varies from the legal descriptions contained in the Title Commitment, the Title Commitment shall be updated to conform to the legal description of the Property contained on the As-Built Survey.

ARTICLE V
SELLERS’ REPRESENTATIONS AND WARRANTIES

Section 5.1    Representations and Warranties of Sellers. Sellers represent and warrants to Buyer that:

(a)    AMB is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware. Headlands is a corporation, due organized, validly existing and in good standing under the laws of the State of Maryland. This Agreement (i) is and at the time of Closing will be duly authorized, executed and delivered by Sellers, (ii) is and at the time of Closing will be legal, valid and binding obligations of Sellers, and (iii) does not and at the time of Closing will not violate any provision of any agreement or judicial order to which Sellers are a party or to which Sellers or the Property are subject. All documents executed by Sellers which are to be delivered to Buyer at Closing (i) are or at the time of Closing will be duly authorized, executed and delivered by Sellers, (ii) are or at the time of Closing will be legal, valid and binding obligations of Sellers, and (iii) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Sellers are a party or to which Sellers or the Property are subject.

(c)    Neither Seller is a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code.

(d)    The list of service contracts in Schedule 3 attached hereto is a complete list of all of the service contracts affecting the Property as of the date hereof.

(e)    Sellers have not received written notice from any applicable governmental authority that the Property is in violation of any laws, ordinances or regulations of any applicable governmental authority having jurisdiction thereover or control thereof.

(f)    Sellers have not received written notice from any applicable governmental authority of any pending or threatened special assessments or condemnation actions with respect to the Property.

(g)    Sellers have received no written notice that the Property is in violation of any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions or Hazardous Material (“Environmental Laws”). For the purposes hereof, “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., or any regulation, order, rule or requirement adopted thereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and “source,” “special nuclear” and “by-product” material as defined in the Atomic Energy Act of 1985, 42 U.S.C. §§ 3011 et seq.

(h)    Sellers have not been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

(i)    Except as disclosed in Schedule 4 attached hereto, there is no litigation filed against Sellers that would adversely affect the current use or operation of the Property or the ability of Sellers to perform their obligations under this Agreement.

Section 5.2    Certain Limitations on Sellers’ Representations and Warranties.  Notwithstanding anything to the contrary contained in this Agreement, no claim for a breach of a representation or warranty by Buyer shall be actionable if the breach in question results from or is based on a condition, state of facts or other matter with respect to which Buyer has actual knowledge on or prior to the Closing (such conditions, state of facts or other matters are herein referred to as “Exception Matters”). If Buyer obtains knowledge of any Exception Matters after the Effective Date and prior to Closing and such Exception Matters would have a material adverse effect on Buyer’s ability to use and operate its business at the Property as reasonably contemplated by Buyer, Buyer may elect to either (i) proceed with the purchase of the Property subject to such Exception Matters and without any adjustment to the Purchase Price, or (ii) upon written notice to Sellers specifying the nature of the Exception Matters, Buyer may elect to terminate this Agreement and receive a refund of the Deposit; provided, that if Buyer so elects to terminate this Agreement, Sellers shall have the right, but not the obligation, to cure such Exception Matters within the thirty (30) day period following delivery of such notice (and the Closing shall be delayed to the extent necessary to allow Sellers the entire thirty (30) day period within which to effect such cure) and if Sellers cure such Exception Matters, then Buyer’s right to terminate this Agreement as a result of such Exception Matters shall be null and void and this Agreement shall continue without termination (and, if the Closing Date is extended, Closing shall occur on the date that is five (5) business days after Sellers cure such Exception Matters). If Buyer fails to make the election in (ii) within five (5) business days after obtaining knowledge of an Exception Matter, then Buyer shall be deemed to have made the election under (i) above. Upon a termination of this Agreement pursuant to this Section 5.2, the Deposit shall be refunded to Buyer, Sellers shall pay to Buyer for its actual out-of-pocket expenses incurred in connection with this transaction up to a sum in the amount of One Hundred Thousand Dollars ($100,000) in the aggregate, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.12 below.

Section 5.3    Survival; Limitation of Liability. All representations and warranties of Sellers contained in this Agreement shall survive the Closing, provided that Buyer must give Sellers written notice of any claim it may have against Sellers for a breach of any such representation or warranty, or for breach of any covenants of Sellers contained in this Agreement, within one (1) year following of the Closing Date. Any claim which Buyer may have at any time, whether known or unknown, which is not asserted within such one (1) year period shall not be valid or effective, and Sellers shall have no liability with respect thereto. Without limiting the foregoing, Buyer may not bring any action against Sellers for a breach of any representation, warranty or covenant of Sellers contained in this Agreement or in any agreement delivered by Sellers to Buyer at Closing unless and until the aggregate amount of all liability and losses arising out of any such breach exceeds Fifty Thousand Dollars ($50,000), it being Sellers’ desire to curtail any frivolous lawsuits. In addition, in no event will Sellers’ liability for all such breaches exceed, in the aggregate, Two Million Dollars ($2,000,000). The provisions of this Section 5.3 shall survive the Closing.

ARTICLE VI
CONDEMNATION AND CASUALTY

Section 6.1    Condemnation. Sellers shall give Buyer notice of the commencement of condemnation proceedings affecting any portion of the Property, or receipt by Sellers of any written threat of condemnation from a governmental authority with the power to condemn. In the event that either: (i) more than ten percent (10%) of the Property, or (ii) any portion of the Property that materially and adversely interferes with the use of the Property by Buyer as a distribution facility, is condemned or threatened in writing to be condemned prior to the Closing, then Buyer may, at its option to be exercised within ten (10) business days of Sellers’ notice of the occurrence of the commencement of condemnation proceedings or receipt of a written threat of condemnation, either terminate this Agreement or agree to continue with this Agreement to consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement or fails to give Sellers notice within such ten (10) business day period that Buyer will proceed with the purchase, then this Agreement shall terminate at the end of such ten (10) business day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 9.3 and 9.12 below. If (a)  either: (i) ten percent (10%) or less of the Property is condemned prior to the Closing, or (ii) such condemnation does not materially interfere with Buyer’s operations of the Property as a distribution facility, or (b) Buyer elects within the aforesaid ten (10) business day period to proceed with the purchase, then this Agreement shall not terminate and upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any condemnation awards collected by Sellers as a result of any such condemnation, or any payment received in lieu of condemnation (but in no event shall the amount of such credit exceed the Purchase Price). If the awards, or any payment in lieu thereof, have not been collected as of the Closing, then such awards, or any payment in lieu thereof, shall be assigned to Buyer, and Buyer shall not receive any credit against the Purchase Price with respect to such awards, or any payment in lieu thereof; provided, that if the amount of awards, or any payment in lieu thereof, subsequently received by Buyer exceeds the Purchase Price, then Buyer shall pay to Sellers any such excess within ten (10) days after Buyer’s receipt of such awards, or any payment in lieu thereof. The provisions of this Section 6.1 shall survive the Closing.

Section 6.2    Casualty. All risk of loss with respect to the Property until Closing shall be borne by Sellers. In the event that any damage or destruction of the Property, or any part thereof, by fire or other casualty occurs prior to the actual Closing, the Sellers shall provide written notice of such casualty to Buyer within ten (10) business days following the date of such casualty, which notice shall include an election by Sellers of whether they will repair or restore the casualty damage to the Property, or elect to terminate this Agreement due to such casualty. If Sellers elect to repair or restore the damage to the Property caused by such casualty, Sellers shall repair and restore all such damage and complete the Improvements in accordance with the requirements of Section 2.2 hereof, and the Outside Completion Date shall be extended by the reasonable period necessary to repair and restore the Improvements due to such casualty, but in no event beyond May 15, 2007 without the prior consent of Buyer to a further extension beyond May 15, 2007. If Sellers elect to terminate this Agreement due to such casualty, the Deposit shall be immediately refunded to the Buyer, and the parties shall have no further duties or obligations under this Agreement. If Sellers elect to repair or restore all damage to the Improvements due to such casualty, but the time necessary to repair or restore the Improvements will extend beyond May 15, 2007, the Buyer shall elect, within ten (10) business days after it has received written notice from Sellers of the existence of such casualty, and the time estimated by Sellers as being necessary for completion of the Improvements, to either: (i) terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer and the parties shall have no further duties or obligations hereunder, or (ii) agree to the extension to the Outside Completion Date proposed by Sellers. If the Buyer does not provide any written notice to Sellers within ten (10) business days following receipt of the written notice from Sellers advising of the existence of the casualty, the election by Sellers to proceed with repair and restoration of the Improvements and the time estimated for completion, the Buyer shall be deemed to have elected the option provided in subparagraph (ii) above.

ARTICLE VII
BROKERS AND EXPENSES

Section 7.1    Brokers. The parties represent and warrant to each other that except for NAI Hiffman, whose commissions shall be paid by Sellers upon Closing in accordance with the provisions of a separate written agreement between Sellers and such brokers, no other broker or finder was instrumental in arranging or bringing about this transaction and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Sellers, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 7.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 7.2    Expenses. Except as provided in Section 2.1(b) and Section 5.2 above and in Section 8.4 below, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VIII
CLOSING AND ESCROW

Section 8.1    Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Sellers and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 8.2    Closing. The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on the earlier of: (i) the date which is five (5) business days after the Substantial Completion of the Improvements, and (ii) the date which is five (5) days after Buyer occupies the Improvements for the purpose of conducting business therein (which occupancy shall be permitted at the sole discretion of Sellers), or if such date is not a business day then upon the next ensuing business day, before 1:00 p.m. local time (the “Closing Date”). Such date and time may not be extended without the prior written approval of both Sellers and Buyer.

        Section 8.3    Deposit of Documents.

(a)    At or before the Closing, Sellers, as applicable, shall deposit into escrow the following items:

(i)     the duly executed and acknowledged AMB Deed and the Headlands Deed, subject to the Conditions of Title;

(ii)    two (2) duly executed counterparts of the Bill of Sale;

(iii)   two (2) duly executed counterparts of the Assignment and Assumption of Contracts;

(iv)   an affidavit pursuant to Section 1445(b)(2) of the United States Internal Revenue Code of 1986, as amended (the “Federal Code”) in the form attached hereto as Exhibit F, and on which Buyer is entitled to rely, that each Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code; and

(v)    duly executed Cook County and State of Illinois transfer tax declarations (“Transfer Tax Declarations”);

(vi)   a lease termination agreement, in the form attached hereto as Exhibit G, terminating that certain lease agreement dated October 25, 2002, as amended from time to time, between Sub-OP Fund II, L.P., a Delaware limited partnership, as landlord, and Buyer, as tenant, for premises located at 351 Touhy, Des Plaines, Illinois (“Lease Termination Agreement”); and

(vii)     as soon as possible, but in any event within thirty (30) days after the Substantial Completion of the Improvements (either prior to or after the Closing Date, as applicable), at no cost to Buyer and only to the extent available, a set of the Final Plans, any applicable warranties, operating manuals, a full and completed construction manual, and other printed materials provided to Seller by its contractors or by manufacturers or installers of any element or system in the Improvements including, to the extent included in the Final Plans, doors, heating, ventilation and air conditioning systems, lighting systems, and electrical systems.

(b)    At or before Closing, Buyer shall deposit into escrow the following items:

(i)     funds necessary to close this transaction;

(ii)    two (2) duly executed counterparts of the Bill of Sale;

(iii)   two (2) duly executed counterparts of the Assignment and Assumption of Contracts; and

(iv)   the Lease Termination Agreement.

(c)    Buyer and Sellers shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof. Buyer and Sellers hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Federal Code and the regulations promulgated thereunder.

Section 8.4    Prorations

(a)    With respect to the Property, Sellers shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to Closing and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the day Closing occurs. At the Closing, all items of income and expense with respect to the Property listed below shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter:

(i)    Sellers shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and Sellers shall pay the resultant bills. In the event any of the Service Contracts set forth in Schedule 3 extend over periods beyond the Closing the same shall be prorated on a per diem basis. Notwithstanding the foregoing, Sellers shall receive the benefit of any future credits or refunds from any utility company in connection with the installation of such utility services.

(ii)    All ad valorem real estate and personal property taxes with respect to the Real Property and the Improvements shall be prorated as of the Closing Date on an accrual basis. Accordingly, (i) Sellers shall be responsible for the payment of all such taxes for the tax year immediately preceding the calendar year in which the Closing occurs (i.e., tax year 2005 if the Closing occurs in 2006), which taxes are payable in the calendar year in which the Closing occurs (i.e., 2006), and (ii) Sellers and Buyer shall be responsible for their respective prorated share of all such taxes for the tax year in which the Closing occurs (i.e., 2006), which taxes are payable during the succeeding calendar year (i.e., 2007). At Closing, Buyer shall receive a credit for the Sellers’ share of such taxes. In the event that as of the date Closing occurs the actual tax bills for the tax year or years in question are not available and the amount of tax to be prorated as aforesaid cannot be ascertained, then a good faith estimate of the amount of such taxes made by the Title Company shall be used; and after the Closing occurs and when the actual amount of taxes of the year or years in question shall be determinable, such taxes will be re-prorated between the parties to reflect the actual amount to such taxes. With respect to any assessments which can be paid in installments, Sellers shall only be responsible for installments which are payable on or before the Closing Date. Sellers shall receive credit for any previously paid or prepaid taxes attributable to periods from and after the date of Closing.

(iii)    Gas, water, electricity, heat, fuel, sewer and other utilities charges the governmental licenses, permits and inspection fees relating to the Property, shall be prorated on a per diem basis.

(b)    The Title Company shall determine the aforesaid prorations and deliver such prorations to Sellers and Buyer on or before the date that is three (3) business days before the Closing Date; provided that (i) if any of the aforesaid prorations cannot be calculated accurately as of the date that is three (3) business days prior to the Closing Date or, (ii) if any of the aforesaid prorations were calculated inaccurately, then the same shall be recalculated by the parties as soon as reasonably practicable after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, pursuant to the terms of this Section 8.4.

(c)    Sellers shall deliver to Buyer the Survey referenced in Section 2.1(a). Buyer shall pay for the cost to update, recertify or otherwise revise such Survey, the cost of any endorsements to the Title Policy and any local transfer taxes applicable to the sale, and Sellers shall pay the premium for the Title Policy and the cost of any related title examination charges. Sellers shall pay any state and county transfer taxes applicable to the sale. Sellers and Buyer shall each pay fifty percent (50%) of any escrow fees and expenses. Sellers and Buyer shall pay their respective attorneys’ fees. Any recording charges or other closing costs applicable to the sale shall be prorated between Buyer and Sellers in accordance with customary practice for Cook County, Illinois.

(d)    The provisions of this Section 8.4 shall survive the Closing.

ARTICLE X
MISCELLANEOUS

Section 9.1    Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by telefacsimile or telecopy, and such notices shall be addressed as follows:

To Buyer:	Forward Air, Inc.
430 Airport Road
Greenville, Tennessee 37745
Phone No.: (423) 636-7008
Fax No.: (423) 636-7274
Att’n: Legal Department

With a copy to:	Clements, Allen, Woods & Margolis, P.C.
15303 Dallas Parkway, Suite 1050
Addison, Texas 75001
Phone No.: (972) 991-2600
Fax No.: (972) 991-2601
Att’n: Robert M. Allen, Esq.

To Sellers:	c/o AMB Property II, L.P.
One O’Hare Centre
6250 North River Road, Suite 1100
Rosemont, Illinois, 60018
Phone No.: (847) 292-9760
Fax No.: (847) 440-9040
Att’n: Mr. James E. McGill

With a copy to:	c/o AMB Property II, L.P.
Pier One, Bay One
San Francisco, CA 94111
Phone No.: (415) 733-9521
Fax No.: (415) 477-2121
Att’n: Mr. Drew Singer

With a copy to:	Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Phone No.: (650) 813-5613
Fax No.: (650) 494-0792
Att’n: Philip J. Levine, Esq.

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by telefacsimile or telecopy.

Section 9.2    Entire Agreement. This Agreement, together with the Exhibits attached hereto, contain all representations, warranties and covenants made by Buyer and Sellers and constitute the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits hereto.

Section 9.3    Entry and Indemnity. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Sellers reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Sellers’ business and otherwise in a manner reasonably acceptable to Sellers. Without limiting the foregoing, prior to any entry to perform any on-site testing, including any destructive or invasive testing, Buyer shall give Sellers notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. In the event that Buyer proposed to perform any destructive or invasive testing, Sellers shall approve or disapprove, which such approval shall not be unreasonably withheld. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, at Sellers’ request, Buyer shall provide to Sellers a portion of such sample being tested to allow Sellers, if it so chooses, to perform its own testing. Sellers or their representative may be present to observe any testing or other inspection performed on the Property. Upon Sellers’ request, Buyer shall promptly deliver to Sellers copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, employees or contractors. Buyer shall maintain, and shall assure that its contractors maintain, public liability and property damage insurance in amounts (public liability in a combined single limit of not less than $2,000,000) and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Sellers with evidence of such insurance coverage upon request by Sellers. Buyer shall indemnify and hold Sellers harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.

Section 9.4    Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5    1031 Exchange. The parties acknowledge and agree that either party may elect to assign their interest in this Agreement to an exchange facilitator by means of one or more escrows for the purpose of completing an exchange of such Property in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections (a “1031 Exchange”). Each party agrees to reasonably cooperate with any party so electing in implementing any such assignment and 1031 Exchange, provided that such cooperation shall not entail any additional expense to the non-electing party, cause such party to take title to any other property or cause such party exposure to any liability or loss of rights or benefits contemplated by this Agreement, and the electing party shall indemnify, defend and hold the non-electing party harmless from any liability, damage, loss, cost or other expense including, without limitation, reasonable attorneys’ fees and costs, resulting or arising from the implementation of any such assignment and 1031 Exchange. No such assignment by any party shall relieve such party from any of its obligations hereunder, nor shall such party’s ability to consummate a tax deferred exchange be a condition to the performance of such party’s obligations under this Agreement; provided, however, that Sellers shall have the right, upon written notice to Buyer, to extend the Closing for a period of up to two (2) months to accommodate any such exchange by Sellers.

Section 9.6    Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

Section 9.7    Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding (i) brought by either party or any other party, relating to (A) this Agreement and/or any understandings or prior dealings between the parties hereto, or (B) the Property or any part thereof, or (ii) to which Sellers are a party. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

Section 9.8    No Merger. The obligations contained herein shall not merge with the transfer of title to the Property but shall remain in effect until fulfilled.

Section 9.9    Assignment. Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Sellers, in their sole discretion. In no event shall Buyer be released from any of its obligations or liabilities hereunder if Sellers approves of any assignment of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 9.10     Counterparts and Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Agreement transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

Section 9.11      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

Section 9.12     Confidentiality. Buyer and Sellers shall each maintain as confidential any and all material obtained about the other and, in the case of Buyer, about the Property, and shall not disclose such information to any third party except for disclosures required by court order or subpoena. In addition, neither party shall issue any press release or other public announcement regarding this transaction without first obtaining the other party’s written approval with respect to the release or announcement and the content thereof. Notwithstanding the foregoing, Buyer may disclose any information regarding the economic terms of this transaction to its lenders, accountants, attorneys and other consultants and advisors, without any consent or approval of Sellers; provided, however, prior to receiving disclosed information, such parties shall in writing acknowledge the confidential nature of the material and agree to maintain as confidential all such material. Notwithstanding anything to the contrary provided in this Agreement, after the Closing, Sellers and Buyer shall be permitted to make such disclosures regarding the Property and the subject transaction as are similar or consistent with Sellers’ and Buyer’s general public disclosure policy, including disclosures made by Sellers or Buyer in their quarterly supplemental analyst disclosure packages. This provision shall survive the Closing or any termination of this Agreement.

Section 9.13     General Rules of Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that each party has had the opportunity to review and revise this Agreement, that each party has had the opportunity to consult with counsel with regard to this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

Section 9.14     Insurance. Through the Closing Date, Sellers shall maintain or cause to be maintained, at Sellers’ sole cost and expense the following insurance: (a) workman’s compensation insurance for all persons carrying out any work required relating to the Property, in accordance with and to the extent required by the requirements of applicable laws relative to workman’s compensation insurance, (b) comprehensive or commercial and general liability insurance on an “occurrence” basis, and (c) a standard “all risk” builders risk policy of insurance in an amount of not less than the full replacement cost of the Improvements. All such insurance policies shall be issued by insurance carriers licensed and approved to do business in the State of Illinois, and, upon Buyer’s written request, Sellers shall provide Buyer with certificates evidencing such policies.

Section 9.15     Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.16    Authority of Buyer. Buyer represents and warrants to Sellers that Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Buyer further represents and warrants to Sellers that this Agreement and all documents executed by Buyer which are to be delivered to Sellers at Closing (a) are or at the time of Closing will be duly authorized, executed and delivered by Buyer, (b) are or at the time of Closing will be legal, valid and binding obligations of Buyer, and (c) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject. The foregoing representation and warranty and any and all other representations and warranties of Buyer contained herein shall survive the Closing Date.

Section 9.17      Limited Liability. The obligations of Sellers are intended to be binding only on the Sellers’ assets, subject to the limits of Section 5.3, and the obligations of Sellers shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Sellers.

Section 9.18      Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Sellers.

Section 9.19      No Recording. Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

Section 9.20      Effective Date. As used herein, the term “Effective Date” shall mean the first date on which both Sellers and Buyer shall have executed this Agreement.

Section 9.21    Restrictions On Sale; Right of First Offer to Purchase the Property.

(a)    For a period ending two (2) years after the Closing Date (the “Restriction Period”), Buyer shall not engage in a sale, disposition or ground lease in excess of twenty-five (25) years (inclusive of any extension option periods contained in such ground lease) (a “Ground Lease”), of the Real Property without the prior written consent of the Sellers, which may be withheld in Sellers’ sole and absolute discretion. Buyer’s restriction to sell the Property under this Section 9.21(a) shall be evidenced in the AMB Deed and the Headlands Deed. The provisions of this Section 9.21(a) shall survive the Closing for a period which ends upon the expiration of the Restriction Period. The Buyer acknowledges that the Buyer’s agreement to this absolute restriction on sale during the Restriction Period was a material inducement to Sellers selling the Property to Buyer and Sellers would not have sold the Property to Buyer but for the inclusion of the restriction on sale contained in this Section 9.21.

(b)    If, during the period commencing immediately after the end of the Restriction Period and continuing through and including the tenth (10th) year anniversary of the Closing Date, Buyer desires to sell all or any portion of the Property (it being understood that any such sale during the Restricted Period shall be subject to the provisions of Section 9.21(a) above), Buyer shall deliver a written offer notice to AMB, which offer notice shall set forth all of the material business terms of the proposed sale, including, without limitation, the purchase price, the allocation of closing costs and prorations, the amount of any deposit, the length of the due diligence period, the date on which closing is to occur, and the terms of any lease back arrangement proposed by Buyer (the “Offer Notice”). AMB shall have fifteen (15) business days after receipt of the Offer Notice to notify Buyer in writing of AMB’s election to purchase the Property under the terms set forth in the Offer Notice. AMB’s failure to notify Buyer of its election within such fifteen (15) business day period shall be deemed an election by AMB not to purchase the Property. If AMB elects to purchase the Property, then Buyer and AMB (or AMB’s designee) shall negotiate in good faith the terms of a mutually acceptable form of purchase contract with respect to the Property containing the terms set forth in the Offer Notice and promptly enter into such contract upon mutual approval thereof. Notwithstanding the foregoing, if Buyer and AMB (or AMB’s designee) have not entered into such contract for purchase of the Property within thirty (30) days following receipt of AMB’s written election to purchase the Property, it will be deemed that AMB has rejected the Offer Notice and elected not to purchase the Property. If AMB elects not to purchase the Property, then Buyer shall be free to sell the Property to a bona fide unrelated third party on terms not more favorable to such third party than were set forth in the Offer Notice and for a price that will result in Buyer receiving not less than the net amount of cash that Buyer would have received if Buyer had sold the Property to AMB under the terms set forth in the Offer Notice; provided, that if AMB elects not to purchase the Property pursuant to an Offer Notice and Buyer subsequently desires to sell all or a portion of the Property on terms more favorable than those set forth in the original Offer Notice or on terms that would result in Buyer receiving less than the net amount of cash that Buyer would have received if Buyer had sold the Property to AMB under the terms set forth in the original Offer Notice, then Buyer shall deliver a new Offer Notice to AMB pursuant to this Section 9.21(b) containing the terms of such proposed sale and AMB shall again have the right to accept such new offer prior to Buyer consummating the proposed sale with a third party. The right of first offer under this Section 9.21(b) shall be evidenced in the AMB Deed and the Headlands Deed. Buyer hereby agrees that Buyer shall not try to circumvent or evade AMB’s right to purchase the Property pursuant to this Section 9.21 by entering into a Ground Lease for the Property in lieu of selling the Property. The provisions of this Section 9.21(b) and AMB’s right of first offer to purchase the Property pursuant to the terms of this Section 9.21(b) shall survive the Closing for a period of ten (10) years, after which AMB’s right of first offer to purchase the Property shall expire and terminate and be of no further force and effect. Further, upon the termination of AMB’s right of first offer and if requested by Buyer, AMB shall execute a release of such right of first offer in form suitable for recording in the Real Property Records of Cook County, Illinois.

Section 9.22      Deadlines on Non-Business Days. In the event any deadline specified herein falls on a day which is not a regular business day (including, without limitation, any day where the banks in San Francisco, California or the offices of the Escrow Agent in San Francisco, California, are closed), then the deadline shall be extended to the end of the next following regular business day.

Section 9.23      Default. No party shall be deemed to be in default under this Agreement unless such party fails, for any reason other than the other party’s default hereunder or the failure of a condition precedent to such party’s obligation to perform hereunder, to meet, comply with or perform any covenant, agreement or obligation on such party’s part required within the time limits and in the manner required in this Agreement unless and until such party has received written notice from the other party of such default and the party receiving such written notice has failed to cure such default within five (5) business days after the receipt of such notice if a monetary default or a failure to make a delivery of any of the documents described in Section 8.3, and within thirty (30) days after receipt of such notice if any other default, or if the default is non-monetary, and the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, such party shall not be deemed to be in default if it diligently commences to cure the default within such thirty (30) day period and thereafter diligently proceeds to rectify and cure the default as soon as possible.

The parties hereto have executed this Agreement as of the respective dates written below.

SELLERS:	AMB PROPERTY II, L.P.,
a Delaware limited partnership

	By:	Texas AMB I, LLC,
a Delaware limited liability company its general partner

		By:	AMB Property Holding Corporation,
a Maryland corporation, its sole member

			By:	/s/ James McGill
			Name:	James McGill
			Its:	Sr. V.P.

HEADLANDS REALTY CORPORATION
a Maryland corporation

	By:	/s/ James McGill
	Name:	James McGill
	Its:	Sr.VP
Date: 7/10/06

BUYER:	FORWARD AIR, INC., a Tennessee corporation

	By:	/s/ Matthew J. Jewell
Date: 7/7/06	Name:	Matthew J. Jewell
	Its:	SVP& General Counsel

[Parties must also initial Section 1.3(b)(ii)]

SCHEDULE 1

Personal Property

None.

SCHEDULE 2

Due Diligence Documentation

1.	Building plans and specifications for the Property;

2.	Geotechnical testing information;

3.	A Preliminary Title Report, with copies of recorded encumbrances, including CC&R’s (within 15 days after the Effective Date); and

4.	Copies of any City Planning Permits in connection with the Property.

SCHEDULE 3

List of Service Contracts

None.

SCHEDULE 4

Exception Matters

NONE

SCHEDULE 5

Title Commitment

SCHEDULE 6

Pre-Approved Development Encumbrances

1. Plat of Vacation to vacate an existing utility easement that runs along the eastern border of the western parcel. This easement will have to be relocated along the eastern or western property line.

2. Plat of Subdivision consolidating the two parcels currently comprising the Property.

3. Utility Easements for electric, gas, water, sewer, and/or storm as long as no improvements are constructed on such easements in violation of the terms of such easements.

EXHIBIT A-1

DESCRIPTION OF AMB REAL PROPERTY

A portion of that certain real property situated in Cook County, Illinois, described as follows:

THE WEST 660.00 FEET OF THE EAST 700.0 FEET (EXCEPT THE NORTH 726 FEET THEREOF) AS MEASURED ALONG THE NORTH AND EAST LINES, RESPECTIVELY, OF THE NORTHWEST ¼ OF THE NORTHEAST ¼, EXCEPT THE EAST 60.00 FEET OF THE WEST 660.00 FEET OF THE EAST 700.00 FEET (EXCEPT THE NORTH 726.00 FEET THEREOF, AS MEASURED ALONG THE NORTH AND EAST LINES, OF THE NORTHWEST ¼ OF THE NORTHEAST ¼ AFORESAID) AND EXCEPT THE SOUTH 33.00 FEET OF THE LAND TAKEN FOR ROAD PURPOSES IN SECTION 25, TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

EXHIBIT A-2

DESCRIPTION OF HEADLANDS REAL PROPERTY

A portion of that certain real property situated in Cook County, Illinois, described as follows:

LOT 1 IN INTERCONTINENTAL INDUSTRIAL SUBDIVISION, BEING A SUBDIVISION OF PART OF THE NORTHWEST ¼ OF THE NORTHEAST ¼ OF SECTION 25, TOWNSHIP 41 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS.

EXHIBITS B-1 AND B-2

BASE BUILDING AND TENANT IMPROVEMENT SPECIFICATIONS

AMB Property Corporation

BASE BUILDING & TENANT
IMPROVEMENT SPECIFICATIONS

Forward Air, Inc.
125,540

AMB Des Plaines Logistics Center
250 Wille Road, Des Plaines, Illinois

June 16, 2006

EXHIBIT B-4

SUBMITTED BUILDING SHELL PLANS

EXHIBIT B-5

CONSTRUCTION SCHEDULE

EXHIBIT C

DEED

THIS DOCUMENT WAS PREPARED BY	)
AND AFTER RECORDING RETURN TO:	)
)
)
)
)
Tel:	)
Att’n:	)
)
	)	[This space reserved for recording data.]

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED (the “Deed”), is made as of this _____ day of __________________, 2006, by ___________________, a ________________ (the “Grantor”), having an office at One O’Hare Centre, 6250 North River Road, Suite 1100, Rosemont, Illinois 60018 to _______________, a ______________ (the “Grantee”), having an office at __________________.

WITNESSETH:

That the Grantor for and in consideration of the sum of TEN AND 00/100THS DOLLARS ($10.00) and other good and valuable consideration in hand paid by the Grantee, the receipt and sufficiency of which is hereby acknowledged, by these presents does GRANT, REMISE, RELEASE, ALIEN, SELL AND CONVEY unto the Grantee and its successors and assigns FOREVER, all of the real estate, situated in the County of _________ and State of Illinois described on Exhibit A attached hereto and made a part hereof together with the building structures, fixtures and other improvements affixed to or located on said real estate, together with all rights and appurtenances pertaining to such property, including any right, title and interest of Grantor in and to adjacent streets, alleys or rights of way (the “Property”), subject to those matters described on Exhibit B attached hereto and made a part hereof (the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, with the rights and appurtenances subject to the Permitted Exceptions, unto the Grantee and its successors and assigns forever.

Grantor does covenant, promise and agree, to and with the Grantee and its successors and assigns, that it has not done, or suffered to be done, anything whereby the Property is, or may be, in any manner encumbered or charged, except as herein recited, and that it WILL WARRANT AND FOREVER DEFEND the Property against persons lawfully claiming, or to claim the same, by, through or under Grantor but not otherwise, except for claims arising under or by virtue of the Permitted Exceptions.

IN WITNESS WHEREOF, the Grantor has caused its name to be signed to these presents on the day, month and year first set forth above.

,
a

By:
Name:
Its:

STATE OF	)
	)	ss:
COUNTY OF	)

I, the undersigned, a Notary Public in and for said County and State aforesaid, DO HEREBY CERTIFY, that _____________________________________ as _________________ of ______________, a _______________ (the “Company”), personally known to me to be the same person whose name is subscribed to the foregoing instrument as such _____________, appeared before me this day in person and acknowledged he signed and delivered said instrument as his free and voluntary act, and as the free and voluntary act of said Company, for the uses and purposes therein set forth.

GIVEN UNDER my hand and Notarial Seal this _____ day of _____________, 2006.

Notary Public

Tax bills should be sent to:

EXHIBIT A TO DEED

LEGAL DESCRIPTION

[SIGNATURE PAGE FOR SPECIAL WARRANTY DEED]

2

EXHIBIT B TO DEED

PERMITTED EXCEPTIONS

EXHIBIT D

BILL OF SALE

For good and valuable consideration, the receipt of which is hereby acknowledged, _______________ , a ___________________  (“Seller”), does hereby sell, transfer, and convey to _______________, a ________________  (“Buyer”), any and all personal property owned by Seller and located on and used in connection with the operation of that certain real property located in the City of _________________ , County of _______________ , State of _____________ , described on Exhibit A attached hereto and made a part hereof, as such personal property is more particularly described in the attached Schedule 1.

BUYER ACKNOWLEDGES THAT SELLER IS SELLING AND BUYER IS PURCHASING SUCH PERSONAL PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING SUCH PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Dated this ____ day of __________, 2006.

SELLER:
a

By:
Name:
Its:
BUYER:			,a
,

By:
Name:
Its:

Schedule 1 to Bill of Sale

List of Personal Property

None.

Exhibit A to Bill of Sale

Real Property Description

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
WARRANTIES AND GUARANTIES
AND OTHER INTANGIBLE PROPERTY

THIS ASSIGNMENT AND ASSUMPTION (the “Assignment”) dated as of _____ _________, 2006, is between ______________ , a ____________________ (“Assignor”), and ______________________, a  ______________________  (“Assignee”).

A.    Assignor owns certain real property and certain improvements thereon located in the City of  , County of  , State of  , and more particularly described in attached Exhibit A (the “Property”).

B.    Assignor has entered into certain contracts that affect the Property, which contracts are described on Exhibit B attached hereto (the “Contracts”).

C.    Assignor and Assignee have entered into an Agreement of Purchase and Sale dated as of ____________, 2006 (the “Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

D.    Assignor desires to assign to Assignee its interest in the Contracts and in certain warranties, guaranties, and intangible personal property with respect to the Property, and Assignee desires to accept the assignment thereof, on the terms and conditions below.

ACCORDINGLY, the parties hereby agree as follows:

1.    As of the date on which the Property is conveyed to Assignee pursuant to the Agreement (the “Conveyance Date”), Assignor hereby assigns without recourse or warranty of enforceability all of its right, title and interest in and to the following:

(a)    all of the Contracts approved by Assignee and listed on Exhibit B;

(b)    any warranties and guaranties (“Warranties and Guaranties”) made by or received from any third party with respect to any improvements owned by Assignor on the Property; and

(c)    any intangible property now owned by Assignor in connection with the Property excluding claims by Assignor, if any, arising out of matters occurring before the Conveyance Date.

2.    Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all liabilities, losses, damages, claims, costs or expenses, including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”), originating prior to the Conveyance Date and arising out of Assignor’s obligations under the Contracts.

3.    Concurrently with the conveyance of Assignor’s interest in the Property to Assignee, Assignee hereby assumes all of Assignor’s obligations under the Contracts and agrees to indemnify Assignor against and hold Assignor harmless from any and all Claims originating on or subsequent to the Conveyance Date and arising out of Assignor’s obligations under the Contracts.

4.    With respect to the assignment of the Warranties and Guaranties to Assignee, such assignment shall be on a non-exclusive basis in order that Assignor may reserve the right to pursue any claims which it may have against the warrantor or guarantor pursuant to the Warranties and Guaranties.

5.    In the event of any dispute between Assignor and Assignee arising out of the obligations of Assignor under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including, without limitation, reasonable attorneys’ fees and costs.

6.    This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

7.    This Assignment may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

8.    The obligations of Assignor are intended to be binding only on the property of the Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, directors or shareholders, its investment manager, the partners, officers, directors or shareholders thereof, or any employees or agents of the Assignor or the investment manager. The obligations of Assignor are subject to the limitations on liability contained in Section 5.3 of the Agreement.

Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:,		,
a

By:
Name:
Its:

ASSIGNEE:		, a

By:
Name:
Its:

Exhibit A to Assignment
and Assumption of Contracts

Real Property Description

Exhibit B to Assignment
and Assumption of Contracts

List of Approved Contracts

EXHIBIT F

CERTIFICATE OF TRANSFEROR OTHER
THAN AN INDIVIDUAL
(FIRPTA Affidavit)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform ________________________, a _________________________ “Transferee”), the transferee of certain real property located in the City of ________________ , County of ______________ , State of _______________ , that withholding of tax is not required upon the disposition of such U.S. real property interest by ____________________ , a ______________________ (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.    Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    Transferor’s U.S. employer identification number is ______________ ; and

3.    Transferor’s office address is c/o ______________________________ .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury, I declare that I have examined this certificate and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of ______________, 2006.

,
a

By:
Name:
Its:

NOTICE TO TRANSFEREE (BUYER): You are required by law to retain this Certificate until the end of the fifth tax year following the tax year in which the transfer takes place and make the Certificate available to the Internal Revenue Service if requested to do so during that period.

1

EXHIBIT G

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (the “Agreement”) is entered into as of the ______ day of ______, 2006, by and between SUB-OP FUND II, L.P., a Delaware limited partnership (“Landlord”) and FORWARD AIR, INC., a Tennessee corporation (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into that certain Commercial Lease Agreement dated October 25, 2002 (the “Lease”), with respect to certain real property commonly referred to as 351 West Touhy Avenue, Suites 100 and 150, Des Plaines, Illinois as more fully described therein (the “Premises”).

WHEREAS, Tenant is concurrently entering into an Agreement of Purchase and Sale (“Purchase Agreement”), dated as of the date hereof, with AMB Property II, L.P., a Delaware limited partnership (“AMB”) and Headlands Realty Corporation, a Maryland corporation (“Headlands”) (AMB and Headlands are hereinafter collectively referred to as “Sellers”), which such Sellers are affiliates of Landlord.

WHEREAS, in connection with the terms and conditions of the Purchase Agreement, Tenant desires to vacate and surrender the Premises to Landlord on the “Termination Date” (as herein defined) notwithstanding that the term of the Lease does not expire until February 29, 2008, and Landlord desires to accept such vacation and surrender.

NOW, THEREFORE, in consideration of the above and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.    Defined Terms and Recitals. All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Lease. Tenant and Landlord hereby agree that the recitals set forth hereinabove are true and correct and incorporated into this Agreement.

2.    Effective Date of Termination. The Lease shall remain in full force and effect and shall govern the rights and obligations of the parties with respect to the Premises through and including closing date (the “Termination Date”) of the Purchase Agreement; provided, however, that Landlord and Tenant shall each perform and observe all of the undertakings, obligations and covenants to be performed or observed by Landlord and Tenant, respectively, under the Lease, as same pertains to the Premises, through and including the Termination Date, including, without limitation the generality of the foregoing, the payment of all Base Rent, all monthly charges and all other charges which accrued or apply to the period through and including the Termination Date, any indemnity obligations of Tenant under the Lease, which accrue or apply to the period through and including the Termination Date. Upon achievement of the Termination Date, Tenant shall vacate the Premises in the condition required under the Lease and the Lease shall automatically terminate and, except as specifically provided below, shall be of no further force and effect.

2

3.    Obligations and Liabilities Surviving the Termination Date. Notwithstanding the achievement of the Termination Date:
(a)    Tenant shall remain liable to Landlord for all outstanding amounts due Landlord and other obligations of Tenant under the Lease accruing on or prior to the Termination Date.

(b)    All indemnity obligations of Tenant under the Lease accruing on or prior to the date that Tenant vacates the Premises or arising out of Tenant’s occupancy of the Premises, shall remain in full force and effect.

(c)    Landlord shall have the right to pursue all remedies at law and/or in equity resulting from Tenant’s failure to comply with (i) any of its obligations under the Lease that remain in effect after achievement of the Termination Date pursuant to this Paragraph 3 and (ii) any obligations imposed on Tenant under this Agreement, including the obligation to vacate the Premises on or before the Termination Date.

4.    Contingency. The parties acknowledge and agree that this Agreement is contingent upon the closing of the purchase by Tenant from Sellers and sale by Sellers to Tenant of that certain property pursuant to the Purchase Agreement, and this Agreement shall not take effect unless and until such contingency is satisfied.

5.    Inspection. The parties acknowledge that Landlord and Tenant will undertake a joint inspection of the Premises immediately prior to the Termination Date to determine whether Tenant has complied with its obligations under the Lease. If Landlord determines that Tenant has complied with its obligations under the Lease then there shall be no deductions from the $43,057.90 Security Deposit being held by Landlord under the Lease. If Landlord determines that repairs or restoration to the Premises are necessary, then Landlord shall have the right to deduct from the Security Deposit any reasonable amounts paid or incurred by Landlord for such repair or restoration, as well as any damages sustained by Landlord resulting from any delay in preparing the Premises for occupancy by a future tenant due to Tenant’s failure to comply with any of its obligations under the Lease. In the event the cost to Landlord of performing such repairs or restoration exceeds the Security Deposit being held by Landlord, then Tenant shall reimburse Landlord for such deficiency.

6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

7.    Counterparts. This Agreement may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of the Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

	LANDLORD:	SUB-OP FUND II, L.P.,
a Delaware limited partnership

In the presence of:
		By:	AMB Property II, L.P.
a Delaware limited partnership,
its general partner

			By:	TEXAS AMB I, LLC,
a Delaware limited liability company,
its general partner

Name:				By:	AMB Property Holding Corporation,
a Maryland corporation,
its managing member

By:
Name:
Its:

	TENANT:	FORWARD AIR, INC.,
a Tennessee corporation
In the presence of:

By:
Name:
Title:

Name:

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